Exhibit 99.1

ENERGY RECOVERY REPORTS UNAUDITED FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2012

THIRD QUARTER HIGHLIGHTS:

●	Reflecting strong volume related to mega-project shipments, net revenue increased 113% from the third quarter of 2011 to the third quarter of 2012
●	Gross profit margin increased from 15% in the third quarter of 2011 to 55% in the current period
●	Due primarily to increased research and development activities for oil & gas diversification, operating expenses increased by 3% from the third quarter of 2011 to the current quarter
●	Operating loss reduced from $(6.7 million) in the third quarter of 2011 to $(1.8 million) in the third quarter of 2012, demonstrating an improvement of $4.9 million
●
Including an increase in tax provision related to a valuation allowance for deferred tax assets of $4.5 million in the third quarter of 2011, the Company reduced its loss per share from $(0.22) in the third quarter of last year to $(0.04) in the current period

●	The Company’s balance sheet remains sound, with a combined value of $43.7 million between unrestricted and restricted cash as well as short- and long-term investments
●	Anticipating increased revenue in the fourth quarter, management expects to exceed previous guidance of 40% revenue growth for the full year of 2012 compared to 2011

SAN LEANDRO, Calif., November 7, 2012 -- Energy Recovery, Inc. (NASDAQ: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the third quarter of 2012.  The Company achieved net revenue of $10.5 million, representing an increase of $5.6 million, or 113%, from the third quarter of 2011 to the current period.  Similar to the second quarter of 2012, the Company realized the forecasted benefit of revenue associated with large mega-project (MPD) shipments comprised entirely of PX® devices, including shipments for two separate projects in Israel.  Complementing the continuation of MPD revenue in the third quarter was meaningful growth in OEM sales.  Of the $10.5 million in net revenue recorded in the third quarter of 2012, PX devices and related products and services represented $8.7 million, or 83%, while turbochargers and pumps comprised $1.8 million, or 17%.  Comparatively, for the three months ended September 30, 2011, PX devices and related products and services comprised 56% of net revenue, whereas turbochargers and pumps represented 44% in the same period.  Management expects revenue to increase in the fourth quarter of 2012 due to subsequent and impending shipments of orders in backlog; forecasted performance in the fourth quarter, if achieved, would allow the Company to exceed its previous guidance of 40% revenue growth for the full year of 2012.

In light of strong revenue levels, the Company improved its gross profit margin from 15% in the third quarter of 2011 to 55% in the current quarter.  Gross profit margin was 54% in the second quarter of 2012.  The increase in gross profit margin from the third quarter of 2011 to the third quarter of 2012 was due primarily to positive operating leverage achieved through increased volume, a favorable product mix of PX devices over turbochargers and pumps (the latter of which command lower gross profit margins), and diminished costs realized through plant consolidation and vertical integration.  Management believes that these elevated levels of gross profit margin are sustainable and improvable to the extent that volume persists and the Company continues to realize cost savings through production efficiencies and enhanced yields.  Moreover, the Company is actively implementing other initiatives to reduce product costs through value-engineered design as well as aggressive procurement and supply chain management.

Total operating expenses were $7.6 million in the current period, reflecting an increase of $0.2 million, or 3%, from the third quarter of 2011 to the third quarter of 2012.  This modestly unfavorable variance was caused principally by increased spending on research and development activities, as the Company deliberately reinvested savings achieved through restructuring into the accelerated design and prototyping of new devices for the oil & gas market.  Primarily a result of increased fees for outside legal services, general and administrative expenses increased 7% from the third quarter of 2011 to the third quarter of 2012.  Importantly, the Company has experienced significant legal expense in 2012 due to pending litigation matters, of which one matter recently settled in October and resulted in a non-recurring payment received by the Company from one of its suppliers for $0.8 million.  Considering receipt of this payment in October, the settlement amount is excluded from the financial results for the third quarter of 2012.  Operating expenses are estimated to increase moderately in future periods as the Company continues to invest in research and development, reinforced by increased spending for sales and marketing activities, to facilitate full product launches and direct sales efforts into the oil & gas market.

With strong revenue realized through large shipments for mega-projects, an expansion of gross profit margin attributable primarily to volume and product mix, and slightly increased operating expenses due mainly to focused research and development and outside legal services, the Company reduced its operating loss from $(6.7 million) in the third quarter of 2011 to $(1.8 million) in the third quarter of 2012.  Likewise, the Company reduced its net loss from $(11.3 million), or $(0.22) per share, in the third quarter of 2011 to $(1.8 million), or $(0.04) per share, in the third quarter of 2012.  Year to date, the Company reduced its net loss from $(16.4 million), or $(0.31) per share, for the nine months ended September 30, 2011 to $(6.1 million), or $(0.12) per share, for the nine months ended September 30, 2012.  Affecting earnings in the third quarter of 2011 was a significant increase in the provision for income taxes of $4.5 million due to the recognition of a full valuation allowance for deferred tax assets.

After a share repurchase program that used $4.0 million in cash to buy back 1.8 million shares in the first and second quarters of 2012, the Company’s balance sheet and cash position remain strong.  As of September 30, 2012, the Company reported unrestricted cash of $18.3 million, restricted cash (current and non-current) of $10.3 million, short-term investments of $11.4 million, and long term-investments of $3.7 million, all of which represent a combined total of $43.7 million.  Capital expenditures were $2.1 million over the first nine months of the year due primarily to costs associated with fixed assets and testing equipment as part of oil & gas development along with the implementation of a new ERP system.  Future capital projects will likely include subsequent investment for ERP implementation and continued investment underlying the strategy to achieve oil & gas diversification.  In the third quarter of 2012, the operating loss of $(1.8 million) included certain non-cash expenses, the largest of which were depreciation and amortization of $1.0 million and share-based compensation of $0.6 million.  In summary, while the Company continues to invest in strategic initiatives like oil & gas diversification, the balance sheet remains strong, with ample cash and almost no debt, allowing tenacious implementation of the long-term strategy as planned.

Tom Rooney, President and Chief Executive Officer, commented that “we continue to manage disciplined execution against the focused strategy that we communicated over one year ago:  to increase market share and drive growth in our core desalination market, to generate cost savings through operational excellence, and to diversify our business by penetrating new, large addressable markets where our innovative technologies are able to transform industrial fluid flows and pressure cycles into reusable energy.  As evidence of success on the first prong of our strategy, market share remains at historically high levels, and the Company has sufficient backlog to underwrite what is forecasted to be a strong fourth quarter.  On the matter of operational excellence, we have achieved compelling gross profit margin for the second consecutive quarter, confirming that plant consolidation, vertical integration, and other streamlining measures are indeed bearing fruit and allowing us to reinvest a portion of these cost savings into research and development activities for new products and new markets.”

“With respect to the third prong of the strategy,” continued Rooney, “we are making progress as planned toward the design, prototyping, and ultimate commercialization of new devices with applications in the oil & gas market.  Specifically, we have shipped two devices already to a large customer in Asia, and these devices continue to undergo testing and validation.  In the fourth quarter of this year, we plan to ship two more devices to different customers, one in North America and another in the Middle East, for subsequent testing and validation.  To be sure, we remain intensely focused on a clear and concise strategy, and indications of our progress continue to manifest throughout the business.  Finally, I would like to address the guidance previously conveyed:  with the forecast for the fourth quarter demonstrating comparative strength, we expect to exceed 40% revenue growth for the full year of 2012 as compared to 2011, and we firmly believe that we are driving disciplined execution of a focused strategy that will create shareholder value in future periods.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements include:  backlog and revenue projections, gross profit margin trends and expectations, cost-reduction initiatives, operating expense trends and expectations, planned expansion into the oil & gas market, future capital projects, the sufficiency of our balance sheet and cash position, and strategic initiatives to enhance shareholder value in future periods.  Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements.  All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.  In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2012 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss Third Quarter Results

The conference call scheduled for tomorrow at 7:30 a.m. PST will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company.  The toll-free phone number for the call is 877-941-0844 or local 480-629-9835, and the access code is 4567166.  Callers should dial in approximately 15 minutes prior to the scheduled start time.  A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4567166) until November 22, 2012.  Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com.  The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ: ERII) is the world leader in harnessing energy from industrial fluid flows and pressure cycles.  The Company’s innovations make industrial processes within the water, oil & gas, and chemical industries environmentally cleaner and economically more profitable.  By developing the highest-efficiency technologies that deliver substantial cost savings, Energy Recovery’s solutions offer the best economics for any industrial application.  In total, the Company has installed 14,000 devices on every continent, saving its clients more than one billion dollars in energy costs each year.  The company is headquartered in the San Francisco Bay Area with offices worldwide, including Madrid, Shanghai, and Dubai.  For more information about Energy Recovery, Inc., please visit www.energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenue	$10,498	$4,933	$27,550	$21,932
Cost of revenue	4,696	4,214	13,836	14,221
Gross profit	5,802	719	13,714	7,711
Operating expenses:
General and administrative	3,825	3,571	10,899	11,953
Sales and marketing	1,860	2,291	5,114	6,370
Research and development	1,495	726	3,055	2,626
Amortization of intangible assets	262	346	785	1,037
Restructuring charges	167	470	277	470
Total operating expenses	7,609	7,404	20,130	22,456
Loss from operations	(1,807)	(6,685)	(6,416)	(14,745)
Interest expense	(1)	(5)	(6)	(30)
Other non-operating income (expense), net	36	(127)	99	128
Loss before income taxes	(1,772)	(6,817)	(6,323)	(14,647)
Provision for (benefit from) income taxes	54	4,509	(253)	1,775
Net loss	$(1,826)	$(11,326)	$(6,070)	$(16,422)

Basic and diluted net loss per share	$(0.04)	$(0.22)	$(0.12)	$(0.31)

Shares used in basic and diluted per share calculation	50,872	52,636	51,638	52,602

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$18,287	$18,507
Restricted cash	5,207	5,687
Short-term investments	11,442	11,706
Accounts receivable, net of allowance for doubtful accounts of $145 and $248 at September 30, 2012 and December 31, 2011, respectively	10,224	6,498
Unbilled receivables	1,961	1,059
Inventories	6,521	7,824
Deferred tax assets, net	460	460
Prepaid expenses and other current assets	4,520	4,929
Land and building held for sale	1,417	1,660
Total current assets	60,039	58,330
Restricted cash, non-current	5,101	5,232
Long-term investments	3,705	11,198
Unbilled receivables, non-current	460	—
Property and equipment, net	16,522	16,170
Goodwill	12,790	12,790
Other intangible assets, net	6,206	6,991
Other assets, non-current	2	2
Total assets	$104,825	$110,713
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,865	$1,506
Accrued expenses and other current liabilities	6,625	6,474
Income taxes payable	32	21
Accrued warranty reserve	1,018	852
Deferred revenue	2,232	859
Current portion of long-term debt	—	85
Current portion of capital lease obligations	24	82
Total current liabilities	11,796	9,879
Capital lease obligations, non-current	—	18
Deferred tax liabilities, non-current, net	1,678	1,516
Deferred revenue, non-current	86	261
Other non-current liabilities	2,229	2,085
Total liabilities	15,789	13,759
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 52,656,629 and 52,645,129 shares issued at September 30, 2012 and December 31, 2011, respectively; and 50,874,026 and 52,645,129 shares outstanding at September 30, 2012 and December 31, 2011, respectively	53	53
Additional paid-in capital	116,725	114,619
Notes receivable from stockholders	(24)	(23)
Accumulated other comprehensive loss	(45)	(92)
Treasury stock, at cost, 1,782,603 and 0 shares repurchased at September 30, 2012 and December 31, 2011, respectively	(4,000)	—
Accumulated deficit	(23,673)	(17,603)
Total stockholders’ equity	89,036	96,954
Total liabilities and stockholders’ equity	$104,825	$110,713